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                                  Exhibit 12.1

                      Pacific Century Financial Corporation
                    Statement Regarding Computation of Ratios
                 Twelve Months Ended December 31, 2001 and 2000


(in millions of dollars)                                         2001      2000


Earnings:

1.  Income Before Income Taxes                                 $240.0    $180.0
2.  Plus:  Fixed Charges Including Interest on Deposits         369.0     505.9
                                                               ------    ------
3.  Earnings Including Fixed Charges                            609.0     685.9
4.  Less:  Interest on Deposits                                 217.3     286.0
                                                               ------    ------
5.  Earnings Excluding Interest on Deposits                    $391.7    $399.9


Fixed Charges:

6.  Fixed Charges Including Interest on Deposits               $369.0    $505.9
7.  Less:  Interest on Deposits                                 217.3     286.0
                                                               ------    ------
8.  Fixed Charges Excluding Interest on Deposits               $151.7    $219.9

Ratio of Earnings to Fixed Charges:

  Including Interest on Deposits (Line 3 divided by Line 6)      1.7 x     1.4 x
  Excluding Interest on Deposits (Line 5 divided by Line 8)      2.6 x     1.8 x